EXHIBIT 99.1

PRESS RELEASE	March 16, 2020

Century Casinos Announces Temporary Closure of Polish Casinos

Colorado Springs, Colorado, March 16, 2020 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos” or the “Company”) announced today that its subsidiary Casinos Poland Sp. z o.o., in which the Company holds a 66.6% ownership interest, closed its casinos to comply with a quarantine imposed by the Polish government to contain the spread of COVID-19. The quarantine includes the closure of restaurants, bars and casinos. The Company closed its Polish casinos at midnight on Friday, March 13, 2020. The Company cannot predict the duration of the closures. The Company estimates that without business interruptions its Poland segment would generate 5-10% of the Company’s 2020 net operating revenue and Adjusted EBITDA. As previously disclosed, the COVID-19 situation continues to evolve and could adversely impact the Company, including in its North American markets if similar closures occur or other measures are taken.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, in Calgary and St. Albert, Alberta, Canada and in Bath, England; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; the Century Mile Racetrack and Casino (“CMR”) in Edmonton, Alberta, Canada; and Century Bets! Inc. (“CBS”). CBS and CMR operate the pari-mutuel off-track horse betting networks in southern and northern Alberta, respectively. Through its Austrian subsidiary, Century Resorts Management GmbH (“CRM”), the Company holds a 66.6% ownership interest in Casinos Poland Sp. z o.o., the operator of eight casinos throughout Poland; and a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. The Company operates five ship-based casinos. The Company, through CRM, also owns a 7.5% interest in, and provides consulting services to, Mendoza Central Entretenimientos S.A., a company that provides gaming-related services to Casino de Mendoza in Mendoza, Argentina. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

EXHIBIT 99.1

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations, including the impact of the current coronavirus (COVID-19) pandemic and financial results of its Poland segment. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019 and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.